EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of 3DIcon Corporation of our report dated April 27, 2007, relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement. Our report dated April 27, 2007 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
June 29, 2007